News Release Media Contact: Laura Hayes laura.hayes@ntrs.com http://www.northerntrust.com FOR IMMEDIATE RELEASE Northern Trust Announces Chief Financial Officer Transition CHICAGO, September 29, 2026 — Northern Trust Corporation announced today that Dave Fox, Chief Financial Officer, has announced his retirement after a long and distinguished career in financial services. Fox intends to remain in his role through the end of the first quarter of 2027 to support a thoughtful and orderly transition. Northern Trust plans to conduct a comprehensive internal and external search for its next Chief Financial Officer. During this time, it is expected that Fox will continue to lead Finance and work closely with Michael O’Grady, chairman and chief executive officer, and the leadership team to help ensure continuity across the company’s financial, regulatory, investor and strategic priorities. “Dave has been a trusted and valued leader whose judgment, discipline and financial stewardship have strengthened Northern Trust,” said Michael O’Grady, chairman and chief executive officer. “He has played an important role in helping advance our strategy, support our clients and position the company for long-term success. We are grateful for Dave’s continued leadership of Finance through this transition as we conduct a search for his successor.” Since joining Northern Trust in 2012, Fox has made important contributions across the firm. As Chief Financial Officer, he has overseen Northern Trust’s global financial strategy, functions and operations. Earlier, as President of Global Family and Private Investment Offices and Executive Vice President and Head of the Americas for Corporate & Institutional Services, he helped advance important wealth management and institutional businesses, bringing focus to complex client needs, strengthening business performance and supporting the company’s continued growth and competitiveness.

Before joining Northern Trust, Fox spent more than 25 years at JPMorgan in New York, London and Chicago, where he served in various leadership roles. Fox holds a Bachelor of Science in Foreign Service from Georgetown University and a Master of Business Administration in Finance from Columbia University’s Graduate School of Business. He is a Life Trustee and former Chair of the Board of Trustees for the Goodman Theatre in Chicago and is a member of the Commercial Club of Chicago. About Northern Trust Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking services to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 24 U.S. states and Washington, D.C., and across 22 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2026, Northern Trust had assets under custody/administration of US$20.0 trillion, and assets under management of US$2.0 trillion. For more than 135 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on Instagram @northerntrustcompany or Northern Trust on LinkedIn. Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.